EXHIBIT 10.7


            AGREEMENT

                 This Agreement is made and entered into effective as of
            the 26th day of February, 1997 (the"Effective Date") by and among Freeport-McMoRan Copper & Gold Inc. ("FCX"); Bre-X Minerals Ltd., on behalf of itself and its subsidiaries, including without limitation, Dorchester Holdings B.V. and Bre-X Minerals Amsterdam B.V. (collectively, "Bre-X"); PT Askatindo Karya Mineral, onbehalf of itself and all persons or entities claiming under or through any arrangement with it (collectively, "PTAKM"); and PT Amsya Lyna, on behalf of itself and all persons or entities claiming under or through any arrangement with it (collectively, "PTAL") (Bre-X, PTAKM, and PTAL being sometimes collectively referred to as the "Current Owners") .

            WITNESSETH

                 WHEREAS, Bre-X, through its majority stock ownership in
            PT Westralian Atan Minerals ("Westralian"), controls the Mineral Rights (as defined below) with respect to the Busang I Site (asdefined below);

                  WHEREAS, Bre-X and PTAKM (the "Busang II Owners")
            jointly own or control the Mineral Rights with respect to the Busang II Site (as defined below);

                 WHEREAS, Bre-X and PTAL (the "Busang III Owners")
            jointly own or control the Mineral Rights with respect to the Busang III Site (as defined below);

                 WHEREAS, FCX has agreed to provide financial and
            operational assistance for the further exploration for gold and other minerals, and for the construction and operation of the initial mine or mines, processing plants and associated facilities to exploit such commercially viable mineral resources as are located at the Busang II and Busang III Sites, and under certain circumstances the Busang I Site, with an initial production objective of 100,000 to 150,000 tonnes of ore per day (the"Planned Operations");

                 WHEREAS, FCX, the Busang II Owners and the Busang III
            Owners int end to enter atransaction with respect to the ownership and development of such sites and with respect to the Planned Operations (the "Proposed Transaction"); and

                 WHEREAS, FCX, Bre-X, PTAKM and PTAL executed a "Heads
            of Agreement" on February 16, 1997 outlining the basic terms of the Proposed Transaction and now wish to enter into this binding Agreement which supersedes the Heads of Agreement and specifies the rights and obligations of the parties with respect to the Proposed Transaction;

                 NOW, THEREFORE, for and in consideration of the mutual
            covenants herein contained, and subject to the terms and conditions hereof, it is agreed that:

            1.   Certain Definitions.   In addition to the terms that
            are defined elsewhere in this Agreement, the following terms shall have the meanings set forth below:

                 "Budget" shall have the meaning assigned to such term
            in Section 4(a) hereof.

                 "Busang II Owners" shall have the meaning assigned to
            such term in the
            Recitals hereof.

                 "Busang III Owners" shall have the meaning assigned to
            such term in the Recitals hereof.

                 "Busang I Site" means those mineral exploration areas
            located in the Province of East Kalimantan, Republic of Indonesia over which Westralian holds Mineral Rights pursuant to that certain Contract of Work dated as of December 21, 1987 between Westralian and theGovernment.

                 "Busang II Site" and "Busang III Site" means those
            mineral exploration areas located in the Province of East Kalimantan, Republic of Indonesia that are currently described in the draft sixth generation Contracts of Work which have been initialed by the Busang II Owners and the Busang III Owners, respectively, together with the Ministry, and are awaiting Presidential Approvaland in certain exploration permits previously issued to one or more of the Busang II Owners and the Busang III Owners.

                 "Current Owners" shall have the meaning assigned to
            such term in the Preamble hereof.

                 "Effective Date" means February 26, 1997.

                 "Exploration Period" shall have the meaning assigned to
            such term in Section3 hereof.

                 "Government" means the Government of the  Republic of
            Indonesia or any duly authorized agency or subdivision thereof.

                 "Implementing Agreements" include, without limitation
            (i) a Joint Venture Agreement among FCX and the Busang II Owners, (ii) a Joint Venture Agreement among FCX and the Busang III Owners, (iii) Articles of Association for each of the Operating Companies, (iv) one or more Operating Agreements between an FCX affiliate, as the Operator, and the Operating Companies, (v) Shareholders Agreements among the owners of the Operating Companies, (vi) a Joint Implementation Agreement among FCX, the Busang II Owners and the Busang III Owners, (vii) an Option Agreement evidencing the option provided for under Section 6 hereof and(viii) such financing agreements, security agreements and other related documents or instruments as may be necessary or appropriate to accomplish the Proposed Transaction.

                 "Mineral Rights" means the exclusive rights to survey,
            explore for, mine, develop, process, produce, own, store, transport, market and sell or otherwise transfer all minerals, along with all other rights incident thereto, including without limitation all rights under all issued and outstanding Kuasa Pertambangans ("KPs"), "SIPP" permits, Contracts of Work (COWs) and other permits, authorizations and approvals issued by the Government.

                 "Ministry" means the Ministry of Mines and Energy of
            the Government.

                 "Operating Companies" means PT Busang II and PT Busang
            III.

                 "Operator" shall have the meaning assigned to such term
            in Section 5 hereof.

                 "Planned Operations" shall have the meaning assigned to
            such term in the Recitals hereof.

                 "Proposed Transaction" shall have the meaning assigned
            to such term in the Recitals hereof.

                 "PT Busang II" means the Indonesian limited liability
            company referred to in Section 2(a) hereof.

                 "PT Busang III" means the Indonesian limited liability
            company referred to in Section 2(b) hereof.

                 "Related Assets" means (i) all of Bre-X s materials,
            supplies, equipment, inventories and structures located in Province of East Kalimantan, Republic of Indonesia and (ii) all geologic surveys, maps, exploration data, drill cores, assay reports, engineering reports, consultant reports and other proprietary and non-proprietary information in the possession of or available to the Busang II Owners and the Busang III Owners that are used or usable in connection with the exploration, development or commercial exploitation of the Busang II Site or the Busang III Site.

                 "Westralian" shall have the meaning assigned to such
            term in the Recitals hereof.

            2.   Creation and Capitalization of Operating Companies.

                 (a) Promptly after receipt of all necessary Government approvals, PTAKM, Bre-X and FCX shall subscribe for 40%, 45% and 15%, respectively, of the equity interests in PT Busang
            II. PTAKM and Bre-X shall also contribute to PT Busang II all Mineral Rights and Related Assets held by them with respect to the Busang II Site, and FCX shall commit to certain undertakings as described in Section 4 below. The owners of PT Busang II shall cause it to enter into a Contract of Work with the Government that will permit it to continue to survey, explore for, mine, develop, process, produce, own, store, transport, market and sell or otherwise transfer minerals at or from the Busang II Site.

                 (b) Promptly after receipt of all necessary Government approvals, PTAL, Bre-X and FCX shall subscribe for 40%, 45% and 15%, respectively, of the equity interests in PT Busang
            III. PTAL and Bre-X shall also contribute to PT Busang III all Mineral Rights and Related Assets held by them with respect to the Busang III Site, and FCX shall commit to certain undertakings as described in Section 4 below. The owners of PT Busang III shall cause it to enter into a Contract of Work with the Government that will permit it to continue to survey, explore for, mine, develop, process, produce, own, store, transport, market and sell or otherwise transfer minerals at or from the Busang III Site.

                 (c) The organizational documents, capital structures and the governance structures of the Operating Companies shall be satisfactory in all respects to each of the parties and shall contain appropriate provisions, including negative consent rights, to protect the interests of each of the parties. The parties agree to use their good faith best efforts to negotiate and enter into the Implementing Agreements as soon as practicable after the Effective Date and to cooperate in structuring the capital of the Operating Companies and otherwise meet their obligations hereunder and under the Implementing Agreements in the most tax efficient manner for all parties.

            3. Exploration Period. Promptly following the Effective Date and continuing through April 30, 1997 (the "Exploration Period"), FCX shall perform or cause to be performed such exploration and other activities with respect to the Busang II Site and the Busang III Site as it deems necessary for the purpose of confirming in its good faith judgment that either or both of such sites contain one or more commercially viable gold or other mineral resources. The Exploration Period shall be extended for the number of days, if any, during which FCX is prevented from engaging in such activities for reasons beyond its control. If by the end of the Exploration Period FCX has confirmed the existence of one or more commercially viable mineral resources, then FCX will so notify the Operating Companies and an affiliate of FCX will undertake the Planned Operations at such location or locations within either or both of the Busang II Site or the Busang III Site as FCX deems appropriate. If no commercially viable mineral resource has been confirmed by FCX by the end of the Exploration Period, then all rights and obligations of FCX under this Agreement and any Implementing Agreements shall terminate and the 15% interests in PT Busang II and PT Busang III acquired by FCX pursuant to Sections 2(a) and 2(b) shall revert to Bre-X at no cost to Bre-X.

            4. FCX Commitments and Undertakings. (a) If its exploration activities confirm to the satisfaction of FCX the existence of one or more commercially viable gold or other mineral resources, then FCX shall undertake to prepare or cause to be prepared a bankable feasibility study to be completed for presentation to the Boards of Commissioners of the respective Operating Companies no later than June 30, 1998. The feasibility study shall contain information about and FCX's assessment of (i) mineral reserves and resources,
            (ii) the optimum production rate to maximize the net present value thereof (with an initial production rate objective of 100,000 to 150,000 tonnes of ore per day, but the actual planned production rate to be based on the economic analyses reflected in the feasibility study), (iii) the estimated capital costs of and schedule for constructing a mine, processing plant and such related facilities as the Operating Companies will need to construct for the project,
            (iv) infrastructure facilities needed to support the project, (v) operating costs, (vi) markets for the Operating Companies products and estimated prices therefor, and (vii) such other information as is customarily included in feasibility studies. Subsequent to the approval of such feasibility study for the Planned Operations by the Boards of Commissioners of the respective Operating Companies and the Board of Directors of FCX, FCX shall contribute to the capital of the Operating Companies an amount equal to 25% of the capital costs contemplated by such feasibility study to delineate a proven reserve and construct the initial mine or mines, processing plant and associated facilities pertaining to that reserve pursuant to a budget (the "Budget") to be established by FCX and provided to the Operating Companies (the "Projected Development Cost"), provided that FCX shall not be required to contribute in the aggregate more than $400 million U.S. Dollars (the "Capital Commitment"). FCX shall arrange for the financing of the remaining Projected Development Cost through public and/or private debt placements, commercial bank loans, and lease financings or similar arrangements made available to the Operating Companies (on a non-recourse, project finance basis without any guarantee or other credit support from FCX or the other owners of the Operating Companies, except, if necessary, the pledge to the lenders of shares of the Operating Companies). FCX shall secure the entire amount of the projected Capital Commitment with a stand-by letter of credit issued in favor of the Operating Companies by The Chase Manhattan Bank, NA.

                 (b) At such time as an affiliate of FCX becomes the Operator, it will arrange for working capital financing for the Planned Operations and related business activities by advancing its own funds at market rates to, or arranging a working capital credit facility on behalf of, the Operating Companies. Costs incurred during the Exploration Period by the Current Owners for exploration activities at the Busang II Site and Busang III Site or by FCX with respect to the Planned Operations and related business activities will be reimbursed by the Operating Companies from such working capital financing.

                 (c) Except for (i) the amounts agreed to be expended by FCX under Section 3 above and (ii) a cash payment equal to the stated nominal or par value of the shares of each Operating Company to be issued to FCX, the Capital Commitment shall be funded by FCX monthly as required to fund the Planned Operations in accordance with the Budget.

                 (d) If, in the reasonable judgment of FCX and the relevant Operating Company or Operating Companies, the cost of completing the Planned Operations will exceed $1.6 billion, or if expansions to Planned Operations are later undertaken which cannot be funded from internal cash flow, FCX shall, if requested by the relevant Operating Company or Operating Companies, use its best efforts to obtain additional project financing. If such additional project financing is not available to the relevant Operating Company or Operating Companies on commercially reasonable terms, then each of the owners of such Operating Company or Operating Companies may fund its proportionate share of such excess costs through additional capital contributions and/or, if otherwise permitted and agreed by the owners, by shareholder loans.

            5. Mining Operations. FCX shall designate an affiliate that is authorized to conduct such activities in Indonesia to be the sole operator (the "Operator") of the Planned Operations, and the Operator shall have the authority, subject to the general direction and policies of the Boards of Commissioners of the Operating Companies in significant matters, to develop and operate the Busang II Site and the Busang III Site with respect to the exploration, construction, mining and production operations, product marketing and transportation, infrastructure development and all other related business operations. The Operator shall be entitled to charge the Operating Companies for services rendered and goods supplied by FCX, the Operator and their affiliates at prices that are comparable to those that would be charged by an unrelated third party to develop and operate a first class mining operation of the size, scope and complexity of that required to effectively and economically exploit the Busang II Site and the Busang III Site, provided that such charges shall be not less than the fully allocated direct and indirect costs of such services and goods to FCX, the Operator or such affiliates, as appropriate. Further details of the relationship between the Operator and the Operating Companies are expected to be set forth in the Operating Agreement.

            6. Option. As further consideration for FCX's willingness to enter into this Agreement and provide the Capital Commitment, Bre-X shall grant an option to FCX to acquire, for no additional compensation, an interest equivalent to 15% (at the time of the exercise of the option) of the outstanding capital stock of Westralian (or its successor), and agrees to recommend to the Board of Commissioners or the appropriate governing body of Westralian that the Operator act as the sole operator of the Busang I Site on the same terms as apply to the Busang II Site and the Busang III Site. Such option shall become exercisable, and such obligation to recommend FCX as the sole operator of the Busang I Site shall become enforceable, if at any time a proven reserve is established that covers an area lying both within the Busang I Site and either or both of the Busang II Site or Busang III Site.

            7. Authority of Current Owners. Each of the Busang II Owners and the Busang III Owners represents and warrants to FCX that it has full power and authority to enter into this Agreement and the Proposed Transaction, and that this Agreement and the Proposed Transaction do not violate or conflict with (i) their respective organizational documents or (ii) any other agreement to which they, or any person or entity controlled by any of them, may be bound.

            8. Exclusive Dealing. Each of the Current Owners agrees that, until April 30, 1997, it will not, directly or indirectly, (i) solicit or encourage the submission of, or consider, any Proposal (as defined below), (ii) participate in any discussions or negotiations regarding any Proposal,
            (iii) furnish any information or otherwise cooperate in any way with any effort or attempt by any person with respect to a Proposal or (iv) enter into any agreement relating to a Proposal. Furthermore, each Current Owner will immediately terminate any current discussions with any third party (other than FCX or its affiliates) regarding any Proposal. As provided elsewhere in this Agreement and notwithstanding the expiration of the period specified above, the parties acknowledge that FCX is hereby being provided the right to serve as the sole operator for the Operating Companies and to own a 15% interest in the Operating Companies free from any competing claims. In the event any other person initiates and seeks to pursue substantive discussions involving any alteration of FCX's status as Operator or as a 15% owner of such interest, each of the Current Owners agrees to notify FCX of the foregoing in writing in reasonable detail, identifying the persons involved. As used herein, "Proposal" means any inquiry, proposal, request to negotiate or offer from any person (other than FCX or its affiliates) relating to (i) any direct or indirect interest in one or more of the Busang I Site, the Busang II Site or the Busang III Site, (ii) any direct or indirect rights to develop and/or operate the Busang I Site, the Busang II Site or the Busang III Site, or (iii) any transaction similar in nature to the Proposed Transaction or with respect to the subject matter of the Proposed Transaction, but does not include any such inquiry, proposal, request to negotiate or offer relating to a merger or other acquisition of capital stock of Bre-X Minerals Ltd. or its subsidiaries (other than the Operating Companies).

            9. Conditions. The obligations of the parties under this Agreement are subject to fulfillment of each of the following conditions:

                 (a) the receipt by each party of satisfactory assurances, including affidavits and legal opinions, to the effect that each of the parties has all requisite power and authority to enter into and perform its obligations under this Agreement and the Implementing Agreements without the consent or approval of any other person and that the Proposed Transaction is lawful under all applicable laws, rules, regulations and decrees including, without limitation, the U.S. Foreign Corrupt Practices Act; and

                 (b) the receipt of any necessary approvals from the Government or other governmental authorities or agencies, including without limitation the receipt by the Operating Companies of Contracts of Work satisfactory in form and substance to the parties.

            10.  Free Access and Confidentiality.

                 (a) The Current Owners shall grant, and shall cause all persons and entities controlled by them to grant, to FCX and FCX s representatives full and free access during all reasonable times to all premises, properties, employees, consultants, books, documents, records, data and other information as FCX in its sole discretion deems relevant to this Agreement and the Proposed Transaction. Without limiting the foregoing, such access will include, for example, the right to drill additional holes in the Busang II Site and the Busang III Site as well as the right to conduct physical and chemical tests on existing cores. The Current Owners shall also provide FCX and FCX s representatives with all assistance reasonably requested by FCX in connection with this Agreement.

                 (b) Without limiting the generality of the foregoing, the Current Owners shall promptly provide FCX with access to all Related Assets, and FCX shall provide the Current Owners with access to all information in the nature of the Related Assets that is developed by FCX in its exploration of the Busang II Site and the Busang III Site.

                 (c) All information, whether in document form, in electronic form or otherwise, furnished to a party, its affiliates, directors, officers, employees, agents or representatives, including, without limitation, its lawyers, accountants, consultants, financial advisors and, in the case of FCX, its financing sources (collectively "representatives"), and all notes, analyses, summaries, compilations, data studies or other documents prepared by a party or its representatives containing, based upon or derived from, in whole or in part, any such furnished information is herein referred to as the "Information." The "Information" shall also include the matters the disclosure of which is prohibited pursuant to paragraph (e).

                 (d) The parties agree that the Information will be kept strictly confidential and will not, without the prior written consent of the party disclosing the Information (the "disclosing party"), be disclosed by a party or its representatives, in any manner whatsoever, in whole or in part, and will not be used by a party or its representatives, directly or indirectly, for any purpose other than in connection with the Proposed Transaction. Notwithstanding the foregoing, a party may disclose the Information (i) to the extent that disclosure is legally required, as determined by the party in good faith and (ii) as permitted pursuant to paragraph (g) below but only after compliance with the provisions thereof. Moreover, the parties agree to furnish the Information only to those representatives who need to know the Information in connection with this Agreement and who are informed by the party of the confidential nature of the Information and who agree to be bound by the terms of this Agreement. Each party agrees to be responsible for any breach of the confidentiality provisions of this Agreement by any of its representatives. Each party will make all reasonable, necessary and appropriate efforts to safeguard the Information from disclosure to anyone other than as permitted hereby.

                 (e) The parties agree that they will not, and that they will direct their respective representatives not to, disclose to any other person that the Information has been made available or that this Agreement has been entered into, that discussions or negotiations are taking place with respect to this Agreement, or any of the terms, conditions or other facts with respect to this Agreement, without the prior consent of the other party. The parties agree to consult with each other prior to issuing any press releases relating to the Proposed Transaction. Notwithstanding the foregoing, a party may disclose the Information (i) to the extent that disclosure is legally required, as determined by such party in good faith and (ii) as permitted pursuant to paragraph (g) and only after compliance with the provisions thereof.

                 (f) The confidentiality provisions of this Agreement shall be inoperative as to such portions of the Information which: (i) are or become generally available to the public other than as a result of a disclosure by a party or its representatives; (ii) become available to a party on a non-confidential basis from a source other than a party or its representative, provided that such source, to the best of the party s knowledge after due inquiry, is not bound by a confidentiality agreement with the disclosing party or otherwise prohibited from transmitting the Information to the party by a contractual, legal or fiduciary obligation; or (iii) were known to the party on a non-confidential basis prior to their disclosure to the party by the disclosing party.

                 (g) In the event that a party or anyone to whom a party has transmitted the Information pursuant to this Agreement (i) becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Information or (ii) is requested by a government official to disclose such Information voluntarily in connection with an investigation, the party will provide the disclosing party with prompt written notice so that the disclosing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the disclosing party waives compliance with the provisions of this Agreement, the party or its representatives will furnish only that portion of the Information which it determines in good faith is legally required and the party will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded such Information.

                 (h) The parties shall keep a record of each location of the Information. If this Agreement terminates pursuant to Sections 19(i) or 19(ii) hereof, each party will promptly deliver to the other parties (without retaining copies thereof) all Information furnished by such of the other parties who provided the Information and who request the return thereof; and all other Information will be destroyed, except that any Information that has been prepared by a party from publicly available information or from information not obtained from another party pursuant to this Agreement may be retained by the parties.

            11.  Other Agreements/Covenants.

                 (a) Each of the Current Owners shall resolve or cause the resolution of all currently pending claims, suits and other proceedings against any of the Current Owners related to the Busang II Site and the Busang III Site or shall provide satisfactory assurances, warranties or pledges to assure that neither FCX's 15% interest, nor its rights to be operator for the Operating Companies as provided in this Agreement, can be diluted or affected by any competing claims. Until such time as all currently pending claims, suits or proceedings related to the Busang I Site, the Busang II Site and the Busang III Site, as applicable, have been finally resolved, Bre-X shall not transfer or otherwise dispose of all or any part of its interest therein (other than as contemplated by Sections 2(a) and 2(b), and Section 6 hereof) if such transfer or other disposition might result in a reduction of its interest below that necessary to fully satisfy any judgment or other adverse determination which might result from such claims, suits or proceedings.

                 (b) Notwithstanding the expiration of the period specified in Section 8 hereof, FCX s 15% equity interest in the Operating Companies and, if FCX should exercise the option described in Section 6, in Westralian, and/or its right to be the sole operator for the Operating Companies as provided in this Agreement, may not be diluted or otherwise affected to satisfy adverse claims against any of the Current Owners.

                 (c) The Implementing Agreements may contain provisions for an appropriate allocation of the respective rights and obligations of the parties if it is determined by FCX that the resources to be developed are located in an area covering more than one of the Busang I Site, the Busang II Site and/or the Busang III Site.

                 (d) The parties agree to pursue diligently and to use their best efforts to obtain all necessary and appropriate governmental and third party approvals, promptly to enter into the Implementing Agreements, and to take all other actions reasonably necessary or appropriate in order to effectuate the intent of this Agreement.

                 (e) The parties agree to furnish upon request such further information, to execute and deliver such other documents, and to do or refrain from doing such other acts and things as are reasonably requested by the parties to effectuate the purposes of this Agreement and to enable each party hereto to comply with laws, rules, regulations and decrees applicable to it.

                 (f) The parties agree that, for a period of three years from the date of this Agreement, the parties will not, directly or indirectly, solicit for employment or hire any employee of the other party or any of its affiliates with whom the party has had contact or who became known to the party in connection with the party s consideration of the Proposed Transaction; provided, however, that the foregoing provision will not prevent a party from employing any such person who contacts a party on his or her own initiative without any direct or indirect solicitation by or encouragement from the other party or to prevent the Operator from offering employment to individuals currently engaged in exploration, administration or other activities affecting the Busang II Site and the Busang III Site.

                 (g) The parties are aware, and will advise their representatives who are informed of the matters that are the subject of this Agreement, of the restrictions imposed by the Canadian and United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

            12. Remedies. The parties acknowledge that remedies at law may be inadequate to protect a party against any actual or threatened breach of this Agreement by the other party or by its representatives, and, without prejudice to any other rights and remedies otherwise available to the parties, the parties agree to the granting of injunctive relief in favor of the non-breaching party without proof of irreparable harm or of actual damages. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in a final, nonappealable order that this Agreement has been breached by a party or by its representatives, then (in addition to any other remedies awarded by the court) the breaching party will reimburse the non-breaching party for its costs and expenses in connection with this Agreement and such litigation (including reasonable legal fees and expenses). It is further understood and agreed that no failure or delay by the parties in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any right, power or privilege hereunder.

            13. Expenses. Each party hereto shall be responsible for the payment of all of expenses incurred by it in entering into this Agreement and any Implementing Agreements, including without limitation the fees and expenses of its counsel and its financial and other advisors.

            14. No Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of each other party hereto, which consent will not be unreasonably withheld.

            15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed within such jurisdiction, and each of the parties agree to consent to the jurisdiction of the Federal District Court of the Southern District of New York to resolve any legal controversy or dispute hereunder.

            16. Counterparts. This Agreement may be executed in counterparts and all counterparts taken together will be deemed to constitute the same instrument.

            17. Waiver. Any provision of this Agreement may be waived by the party or parties entitled to the benefit of such provision. Any such waiver shall constitute a waiver only with respect to the specific matter waived, and shall not constitute a waiver of any other provision of this Agreement.

            18. Notices. All notices required or permitted hereunder to any party shall be in writing and shall be addressed to the parties as follows:



                 if to FCX:
                      Freeport-McMoRan Copper & Gold Inc.
                      1615 Poydras Street
                      New Orleans, LA 70112

                      Attn:     Richard Adkerson
                           Executive Vice President

                           Facsimile:  (001) 504-582-1611

                 with a copy to:
                      Henry A. Miller
                      General Counsel

                      Facsimile:  (001) 504-582-1833



                 if to Bre-X:
                      Bre-X Minerals Ltd.
                      119 - 14th Street N.W.
                      Calgary, Alberta
                      Canada T2N 1Z6

                       Attn:    David G. Walsh
                           Chairman, President & CEO

                           Facsimile: (001) 403-543-7060

                 with a copy to:

                      Rolando C. Francisco
                      Executive Vice President and Chief Financial Officer

                      Facsimile: (001) 403-543-7060



                 if to PTAKM:
                      PT Askatindo Karya Mineral
                      Complex Gudang Peluru Block D/118
                      Tebet, Jakarta Selatan
                      Indonesia

                      Attn:     President Director

                           Facsimile: (62)(21) 829-4013

                 if to PTAL:
                      PT Amsya Lyna
                      _________________
                      _________________
                      Indonesia

                      Attn:     President Director

                      Facsimile:  (62)(21) _____________

                 All notices shall be given (a) by personal delivery to
            the party, (b) by electronic communication, capable of producing a printed transmission, (c) by registered or certified mail return receipt requested, or (d) by overnight or other express courier service. All notices shall be effective and shall be deemed given on the date of receipt at the principal address if received during normal business hours and, if not received during normal business hours, on the next business day following receipt, or if by electronic communication, on the date of such communication. Any party may change its address by notice to the other parties.

            19.  Term of Agreement.   This Agreement shall become
            effective as of the Effective Date and shall remain in full force and effect until the earlier of (i) its termination by the mutual consent of the parties hereto, (ii) FCX fails to give the notice contemplated by the third sentence of
            Section 3 hereof, or (iii) the effective date of the Implementing Agreements.

            20. Survival of Certain Oblgations. Notwithstanding the termination of this Agreement, the obligations of the parties under Sections 10(c) through 10(g) and 12 shall survive such termination for a period of 3 years.

            21. Entire Agreement. (a) This Agreement shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, understandings and agreements, written or oral, with respect thereto, including without limitation, the Heads of Agreement referred to in the Recitals and the Confidentiality Agreement dated February 18, 1997 between Bre-X and FCX.

                 (b) No modification of the terms and provisions of this Agreement shall be or become effective except in writing in the English language executed by all parties hereto.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.


                      FREEPORT-McMoRan COPPER & GOLD INC.

                      By:  _________________________________
                      Name:     Richard C. Adkerson
                      Title:    Executive Vice President



                 BRE-X MINERALS LTD., on behalf of itself and its
            subsidiaries including, without limitation, Dorchester Holdings B.V. and Bre-X Minerals Amsterdam B.V.


                      By:  __________________________________
                      Name:   David G. Walsh
                      Title:  Chairman, President and Chief Executive Officer

                           AND


                      By:  __________________________________
                      Name:     Rolando C. Francisco
                      Title:    Executive Vice President
                           and Chief Financial Officer


                      PT ASKATINDO KARYA MINERAL

                      By:  __________________________________
                      Name:
                      Title:    President Director


                      PT AMSYA LYNA


                      By:  _________________________________
                      Name:
                      Title:    President Director